Exhibit 23.1

Deloitte & Touche LLP
Saltire Court
20 Castle Terrace
Edinburgh EH1 2DB

Tel: +44 (0) 131 221 0002
Fax: +44 (0) 131 535 7888
DX 553050 Edinburgh 18
www.deloitte.co.uk

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement on Form F-4 of our report dated 28 February 2007 (which expresses an unqualified opinion with respect to the financial statements for the year ended 31 December 2006 and includes an explanatory paragraph relating to the nature and effect of differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America) and our report dated 28 February 2007 with respect to management's assessment of internal control over financial reporting as of 31 December 2006 and the effectiveness of internal control over financial reporting as of 31 December 2006, each of which appear in the Annual Report on Form 20-F of The Royal Bank of Scotland Group plc for the year ended 31 December 2006, incorporated by reference in this Registration Statement.

We also consent to the reference to us under the headings “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Edinburgh

United Kingdom

4 September 2007

Audit • Tax • Consulting • Corporate Finance •	Member of Deloitte Touche Tohmatsu

Deloitte & Touche LLP is a limited liability partnership registered in England and Wales with registered number OC303675 and its registered office at Stonecutter Court, 1 Stonecutter Street, London EC4A 4TR, United Kingdom.

Deloitte & Touche LLP is the United Kingdom member firm of Deloitte Touche Tohmatsu (‘DTT’), a Swiss Verein whose member firms are separate and independent legal entities.  Neither DTT nor any of its member firms has any liability for each other’s omissions.  Services are provided by member firms or their subsidiaries and not by DTT.